EXHIBIT 10.1
Stock Purchase Agreement

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT made the 6th day of December 2004,
BETWEEN:
World Wise Technologies Inc. (Canada)
(hereinafter the Vendors)

-and-

W2 Energy Inc. (Nevada)
(hereinafter the Purchasers)

WHEREAS the Vendors own and operate technology Company at 26 Densely Ave in Toronto as a Ontario incorporation (the “Business”);
AND WHEREAS the Vendors have agreed to sell to the Purchasers and the Purchasers have agreed to purchase from the Vendors the Purchased Shares (as defined), on and subject to the terms of this Agreement.
IN CONSIDERATION of the mutual covenants and agreements set out, the parties respectively covenant and agree as follows.

1.	In this offer and in the attached schedules which form part of this offer, the following words shall have the following meaning:

(a)	“Agent” shall mean Sunbelt Business Brokers
(b)	"Closing Date" shall mean the 15th day of December 2004;
(c)	“Inventory shall mean the goods, products and related items sold by the Business
(f)	“Inventory Valuation Date” shall mean the close of business on the 14th, day of December, 2004;
(g)	"Purchase Price" shall mean the amount set out in paragraph 2;
(i)	"Purchased Shares" shall mean all of the issued and outstanding shares of the Corporation at the closing date.
2.
Purchase Price. Subject to the terms and conditions of this Agreement, and subject to any adjustments provided for, the Vendors agrees to sell, assign and transfer to the Purchasers and the Purchasers agrees to purchase from the Vendors, the Purchased shares for an aggregate purchase price of Five million one hundred and forty thousand two hundred and sixty four ($5,140,264) Dollars.

3.	Payment of Purchase Price. The Purchase Price for the Purchased Assets shall be paid and satisfied by the Purchasers as follows:
(i)	by share purchase of 1 common share of W2 Energy Inc. (Nevada) for 1 common share of World Wise Technologies Inc. (Canada);
(ii)	delivery of payment by Computershare Trust. payable to the Vendors on the Closing Date;

5.	On the Closing Date, the Vendors shall deliver to the Purchasers the following, all in form satisfactory to the Purchasers, acting reasonably:

(a)	the share certificates representing the Shares duly endorsed for transfer;
(b)	a statutory declaration by the Vendors that the warranties and representations set out in Schedule "A" are true and correct as at the Closing Date;
(c)
an acknowledgement by the Vendors that the warranties and representations set out in Schedule "A" shall survive for a period of three (3) years following the Closing Date; andProvided that if the Vendors are unable for any reason to deliver to the Purchasers any one or more of the foregoing, using his best efforts, then this offer shall be null and void and the agreement arising from its acceptance shall be at an end and the Vendors and the Purchasers shall not be liable to one another for any costs or damages.

6.
This offer shall form a binding agreement of purchase and sale. The terms and conditions of this agreement shall endure to the benefit of and be binding upon the respective heirs, successors and assigns of the Vendors and the Purchasers.

IN WITNESS WHEREOF this Agreement has been executed by the Parties.
DATED: this 6th day of December, 2004.

SIGNED, SEALED AND DELIVERED in the presence of	) ) ) ) ) )
Witness		/s/Michael McLaren
SIGNED, SEALED AND DELIVERED in the presence of	) ) ) ) ) )
Witness

DATED: this 6th day of December, 2004.

SIGNED, SEALED AND DELIVERED in the presence of	) ) ) ) ) )
Witness		/s/Ron Maruszczak
SIGNED, SEALED AND DELIVERED in the presence of	) ) ) ) ) )
Witness

SCHEDULE "A"
REPRESENTATIONS AND WARRANTIES OF THE VENDORS
The Vendors represents and warrants to the Purchasers that at the Closing Date:

1.
Organization. The Corporation is duly incorporated and organized and validly subsisting under the laws of the Province of Ontario and has the corporate power to own or lease its property, to carry on the Business as now being conducted by the Vendors in their personal capacity.

2.
No Options. There is not any agreement or option existing pursuant to which the Corporation is or might be required to issue any further shares of its capital or pursuant to which anyone has any right to acquire any of the shares, save and except for the within agreement.

3.
Ownership of Securities. The Vendors are the beneficial owner of record of the Shares with good and marketable title thereto, free and clear of any pledge, lien, charge, encumbrance or security interest of any kind and of any portion or other right thereto.

4.	Residency. The Corporation is resident in Canada within the meaning of the Income Tax Act (Canada).

5.	No Subsidiaries. The Corporation will have no subsidiaries nor any agreement of any nature to acquire any subsidiary.

6.
Business of the Corporation. As at the date of closing the Business is the only business operation carried on by the Corporation, and the property and assets owned or leased by the Corporation are sufficient to carry on the Business. All of the property and assets owned and used by the Corporation are in good operating condition and are in a state of good repair and maintenance.

7.
Financial Statements. The financial statements of the Vendors and the Corporation have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis with regard to the financial statements for their respective prior fiscal periods and present fairly the financial position of the Business and include and disclose the material liabilities (either actual, accrued or contingent and whether direct or indirect) of the Business and there has been no material adverse change in the financial condition of the Business since the date of the statements.

8.	Records Complete. All material financial transactions of the Vendors and the Corporation have been properly recorded in its books and records.

9.
Employment Contracts. Except as approved by the Purchasers, the Vendors and the Corporation are not bound by any agreement whether written or oral with any employee providing for a specified period of notice of termination nor providing for any fixed term of employment.

10.
Title to Assets and Other Property. The property and assets of the Corporation listed in Schedule B attached hereto are owned beneficially by the Corporation as the beneficial owner thereof with a good and marketable title thereto, free and clear of all Encumbrances.

11.
Inventory. The inventory levels of the Corporation have been maintained at such amounts as are required for the operation of the Business as previously conducted and as proposed to be conducted, and such inventory levels are adequate therefor.

12.	Tax Matters. The Vendors and the Corporation are not in arrears or in default in respect of the filing of any required federal, provincial or municipal tax or other return; and,

(a)	all taxes, filing fees and other assessments due and payable or collectable from the Vendors or the Corporation have been paid or collected;
(b)	no claim for additional taxes, filing fees or other amounts and assessments has been made which has not been paid; and,
(c)	no return contained any mis-statement or concealed any statement that should have been included therein.

The Vendors and the Corporation have withheld from each payment made to any employee the amount of all taxes (including but not limited to income tax) and other deductions required to be withheld therefrom and has paid such amounts to the proper tax or other receiving authority.

13.
No Breach Caused by this Agreement. Neither the execution nor delivery of this agreement nor the fulfilment or compliance with any of the terms hereof conflicts with, or results in a breach of terms, conditions or provisions of, or constitutes a default under, the articles and by-laws, as amended, of the Corporation or any material agreement or instrument to which the Vendors or the Corporation are subject, or require any consent or other action by any administrative or governmental body.

14.
Litigation. There is no liability, contingent or otherwise, nor any action, claim or demand or other proceedings pending or threatened before any court or administrative agency which could adversely affect the financial condition or overall operations of the Corporation, or the Vendors, and no judgment, order or decree enforceable against them which involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of money as a condition to or a necessity for, the right or ability of it to conduct business in the manner in which such business has been carried on prior to the Closing Date.

15.
Indemnification by the Vendor. The Vendor agrees to indemnify and save harmless the Purchaser from all losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with all debts, liabilities or contracts whatsoever (whether accrued, absolute, contingent or otherwise) of the Corporation existing at the Closing Date, including any liabilities for federal, provincial, sales, excise, income, corporate or any othertaxes of the Corporation for any period up to and including the Closing Date, and not disclosed on, provided for or included in the balance sheets forming part of the financial statements except those liabilities or disclosed in this Agreement or any Schedule hereto or accruing or incurred in the ordinary course of the Business;

16.
Disclosure. The representations and warranties of the Vendors included in this agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading.

SCHEDULE “B”

List of Assets:

GCI Robsim software
GCI Smart Amp Software and hardware	2 computers (monitors and hard drives)
Impel Rotary pump patents and technologies	Impel Intensifier patents and technologies
Impel “SEGS” system technologies	Impel Oil filter crusher technologies
Mentalogic Simfuzz software and patents	Microfuzz fuzzyDSP technologies and patents
Quadstar AB Store software	Miscellaneous tools and test equipment